Exhibit 10.2

SECOND AMENDMENT TO THE ASSIGNMENT OF LICENSE AGREEMENT

THIS SECOND AMENDMENT TO THE ASSIGNMENT OF LICENSE AGREEMENT (“Second Amendment”) is entered into July 21, 2005 (“Effective Date”) by and between Blast Energy Services, Inc. (formerly known as Verdisys, Inc.), a California corporation (“Blast”) and Maxim TEP, Inc., a Texas Corporation (“Maxim”).

WHEREAS on March 8, 2005, Blast and Maxim entered into an assignment of license agreement requiring payments to be made in accordance with a defined payment schedule;

WHEREAS Maxim has failed to pay Three Hundred Thousand ($300,000) Dollars of the total balance due on June 3, 2005 and has failed to cure the default within the defined 45 day cure period;

WHEREAS Maxim has requested an extended period to pay the additional consideration due;

THEREFORE, in view of the good and valuable consideration stated below, Blast and Maxim agree as follows:

1. Extension Period.

1.1 Blast agrees to extend the period that Maxim has to pay the additional Three Hundred Thousand ($300,000) Dollars of the balance due to July 25, 2005. Consequently Maxim will pay Four Hundred Thousand ($400,000) Dollars on July 25, 2005 in total. This extension is a one time extension and is not subject to any grace or cure periods. Failure to pay by the Four Hundred Thousand ($400,000) Dollars on July 25, 2005 will result in the lapse of the assignment and forfeiture of all prior consideration.

2. Consideration.

2.1 In consideration of this Extension, Maxim shall pay a delinquency fee of Twenty Five Thousand ($25,000) Dollars by wire on July 21, 2005.

All other terms of the Assignment of License Agreement and the First Amendment are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAXIM TEP, INC.

/s/ Robert Sepos, CFO	7/21/2005
Robert Sepos, Chief Financial Officer	Date

BLAST ENERGY SERVICES, INC.

/s/ David M. Adams	July 21, 2005
David Adams, President & Co-CEO	Date